Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 2, 2017 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in the 2016 Annual Report to Shareholders, which is incorporated by reference in Philip Morris International Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers SA

/s/ BARRY J. MISTHAL	/s/ DR. MICHAEL ABRESCH

Barry J. Misthal	Dr. Michael Abresch

Lausanne, Switzerland
February 14, 2017